Exhibit 99.1

Company Contacts:	Investor Relations Contacts:
Monterey Gourmet Foods	Lippert / Heilshorn & Associates
Eric Eddings, Chief Executive Officer	Becky Herrick
erice@montereygourmetfoods.com	bherrick@lhai.com
Scott Wheeler, Chief Financial Officer	(415) 433-3777
scottw@montereygourmetfoods.com
(206) 622-1016

Monterey Gourmet Foods Appoints Food Marketing Expert Tammy G. Katz
to the Board
- Katz replaces Wong who retired -

SALINAS, CA (January 6, 2009) — Monterey Gourmet Foods (NASDAQ: PSTA), a manufacturer and marketer of fresh gourmet refrigerated food products, named Tammy G. Katz, 47, an independent director of its board effective January 1, 2009. Katz will serve on the Compensation and Nominating Committees and replaces Jim Wong who retired effective December 31, 2008. The board membership remains at nine members.

Van Tunstall, chairman of the Monterey Gourmet Foods’ board, said, “We welcome Tammy to our board. As an expert in branding and consumer marketing she has led the marketing for major brands including Miller Lite®, Ortho®, RoundUp®, Enfamil®, Boost®, Dearfoams®, Borden®, and Ruffles®. We are excited for her contributions to our marketing, brand-building, and innovation programs. In addition, we thank James for his leadership and 11 years of dedication to the company.”

“I am honored to join the board,” said Katz. “Monterey Gourmet Foods has strong, well-positioned brands with exceptional growth potential. My goal is to help the company further capitalize on its strong brand portfolio and marketing effectiveness.”

Katz is CEO and founder of Katz Marketing Solutions, a marketing and brand management consulting firm specializing in food and consumer products, in Columbus, Ohio. She is an experienced food marketing and innovation executive and has led marketing of major brands at Frito-Lay, Miller Brewing Company, Mead-Johnson Nutritionals, Borden, and The Scotts Company. Katz is also Adjunct Instructor of Brand Management at The Ohio State University Fisher College of Business MBA Program and serves on several central Ohio philanthropic boards.

Katz earned a Bachelor of Science in Marketing from The Ohio State University and an MBA in Marketing and Finance from The Ohio State University.

About Monterey Gourmet Foods (NASDAQ: PSTA)
Monterey Gourmet Foods manufactures USDA inspected, fresh gourmet refrigerated food products at its integrated 133,000 square foot corporate headquarters, distribution, and manufacturing facilities in Salinas (Monterey County), CA; Kent, WA; and Eugene, OR. Monterey Gourmet Foods has national distribution of its products, which are sold under the brands Monterey Pasta, CIBO Naturals, Emerald Valley Kitchen, Sonoma Foods and Casual Gourmet in more than 11,000 retail and club stores throughout the United States and selected regions of Canada, the Caribbean, Latin America, and Asia Pacific. For more information about Monterey Gourmet Foods, visit www.MontereyGourmetFoods.com.

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